EXHIBIT 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                          1994        1993             1992
                                                      ----------   -------------   ------------
Primary Earnings Per Share:

 (1)   Weighted average shares of common stock
         outstanding..............................    122,853,373    130,004,068    129,514,102

 (2)   Effect of issuance of shares from
         assumed exercise of stock options
         (treasury stock method)..................        (39,524)         3,918            805
                                                     ------------   ------------   ------------
 (3)   Weighted average shares....................    122,813,849    130,007,986    129,514,907
                                                     ============   ============   ============

 (4)   Net income.................................   $    399,261   $    416,036   $    434,667

 (5)   Primary earnings per share
         (line 4/line 3)..........................   $       3.25   $       3.20   $       3.36

Fully Diluted Earnings Per Share:

 (6)   Weighted average shares per computation
         on line 3 above..........................    122,813,849    130,007,986    129,514,907

 (7)   Shares applicable to options included
         on line 2 above..........................         39,524         (3,918)          (805)

 (8)   Dilutive effect of stock options (treasury
         stock method) based on higher of the average
         price for the year or year-end price of
         $36.00, $47.63 and $45.88 for 1994, 1993 and
         1992, respectively.......................        (39,524)         7,300          3,520
                                                     ------------   ------------   ------------
 (9)   Weighted average shares....................    122,813,849    130,011,368    129,517,622
                                                     ============   ============   ============
(10)   Net income.................................   $    399,261   $    416,036   $    434,667

(11)   Fully diluted earnings per share
         (line 10/line 9).........................   $       3.25   $       3.20   $       3.36

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3 percent dilutive test.

The calculations for year ended December 31, 1994 are submitted in accordance with Regulation S-K item 601(b)(11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.

The amounts for 1994 reflect the adoption, effective January 1, 1994, of the American Institute of Certified Public Accountants Statement of Position 93-6 (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans." See Notes 1(i) and 12(b) to the Company's Consolidated and HL&P's Financial Statements in Item 8 of this Report for information regarding the effects of SOP 93-6 on weighted average shares of common stock outstanding and net income, respectively. In accordance with SOP 93-6, periods prior to 1994 have not been restated.